SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                             FORM 8-K


                          CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934.



Date of Report (Date of earliest event reported) September 6, 1996.



                 TENNEY ENGINEERING, INC.
(Exact name of registrant as specified in its charter)


New Jersey                1-4142                  22-1323920
State or other          (Commission File         (IRS Employer
Jurisdiction of               Number)          Identification No.)
Incorporation)


                      1090 Springfield Road
                     Union, New Jersey 07083
                      (Address of Principal
                  Executive Offices)  (Zip Code)






Registrant's Telephone Number, including area code:  (908) 686-7870



Item 5 - Other Events

     Tenney Engineering, Inc. (the "Company") formerly had employees who were members of a union and the Company contributed to a multi-employer pension plan for such employees in accordance with a collective bargaining agreement based on monthly hours worked. Due to the cessation of manufacturing operations at the Company's Union, New Jersey manufacturing plant, the Company ceased being a participant in the multi-employer pension plan in February 1993. Under the Multi-Employer Pension Plan Amendments Act of 1980, the Company may, under certain circumstances, become subject to liabilities in excess of contributions made under its collective bargaining agreement.

     During the fourth quarter of 1993, the Company received a letter from the Trustees of the Sheet Metal Workers National Pension Fund ("Plan Trustees") alleging $529,743.28, principal, due as withdrawal liability. Payments may be made in installment with interest and the Plan Trustees demanded 18 quarterly payments of $33,879.28 and a final payment of $32,797.59, with the initial payment to be made by January 19, 1994. The Company made a provision for this liability in its 1993 Consolidated Financial Statements. The Plan Trustees' demand also stated that the amount due was subject to adjustment for performance of the Plan during 1992.

     The Company did not make the January 19, 1994 payment.

     In December 1994 the Company received from the Plan Trustees a modified calculation reducing the withdrawal liability to $502,665 principal amount. The Plan Trustees demanded payment of sixteen quarterly installments of $33,879.28 commencing January 19, 1994 and a seventeenth payment of $29,151.09.

     The Company did not make any such payments.

     On December 7, 1995 the Company was served with a Summons and Complaint in an action filed in the U.S. District Court for the Eastern District of Virginia, Alexandria Division (Case Number 95-1609A) by the Plan Trustees ("Plaintiff"). A copy of the Complaint was filed as Exhibit 99 to a report on Form 8-K for an event occurring December 7, 1995 and reference is made to the Complaint itself for the terms thereof and the relief demanded by the Plaintiff.

     The Company has negotiated with the Plaintiff the amount of the liability and an installment payment schedule.

     On September 6, 1996, the Company agreed to a settlement of the matter proposed by the Plaintiff and it executed a Settlement Agreement (the "Agreement") a copy of which is filed as Exhibit 99B to this report. Among other matters, the Agreement provides that the Company shall pay the Plaintiff $720,090.49 (the "Settled Amount") on account of the withdrawal liability, statutory interest and counsel fees, provided, however, that if the Company pays to Plaintiff $397,330 plus interest scheduled to be paid $75,000 on or before September 13, 1996 and sixty (60) monthly payments of $6,613.09 over a five (5) year period commencing October 1, 1996, Plaintiff will accept such reduced amount in full satisfaction of the withdrawal liability. The Agreement contains various representations and warranties by the Company. In the event that the Company does not make timely payments or otherwise defaults under the Agreement, the Settled Amount will be due to Plaintiff. The foregoing is merely a summary of certain provisions of the Agreement and reference is made to the Agreement itself for the full terms and provisions thereof.

     In conjunction with the Agreement, the Company has executed a confession of judgment for the Settled Amount in the form annexed to the Agreement, which may be filed by the Plaintiff in the event the Company fails to make timely payments or otherwise defaults under the Agreement.

     At December 31, 1995 and at June 30, 1996, the Company had reserved on its balance sheet the amount of $581,835.64 for the withdrawal liability to Plaintiff. Payments to Plaintiff under the Agreement, an initial payment of $75,000 and monthly payments of $6,613.09 will be charged against this reserve when made. If the Company does not default and if all payments are made in accordance with the provisions of the Agreement, any balance in the reserve will be recognized as forgiveness of indebtedness when payments are completed.

     In the event that payments to Plaintiff are not timely made or in the event of any other default under the Agreement, Plaintiff may enter judgment against the Company for the Settled Amount and the Company would owe to Plaintiff an amount in excess of the amount reserved for the withdrawal liability.


Item 7  -  Financial Statements and Exhibits

     (c)  Exhibits

          (99) (A) Complaint in action in the United States District Court for the Eastern District of Virginia, Alexandria Division entitled The Board of Trustees Sheet Metal Workers' National Pension Fund, Plaintiff, v. Tenney Engineering, Inc., Defendant, Civil Action No. 95-1609A filed with the Registrant's Report on Form 8-K for an event occurring on December 7, 1995.

               (B) Settlement Agreement settling the action referred to in Exhibit 99(A) among the Company, its subsidiaries, and the Sheet Metal Workers National Pension Fund executed by the
Company on September 6, 1996.



                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   TENNEY ENGINEERING, INC.
                                        (Registrant)




                                   By: S/ Martin Pelman
                                   Name:   Martin Pelman
                                   Title:  Vice-President, Finance/
                                           Treasurer
                                           (Principal Financial
                                            Officer)



Dated:  September 6, 1996